Exhibit 10.16.1

EMPLOYMENT AGREEMENT
THIS AGREEMENT (the “Agreement”) is entered into the 29th day of April, 2011 ("Effective Date"), between Mike Abbaei (“Employee”) and DST Brokerage Solutions, LLC (the "Company” or "DSTBS"), a Delaware limited liability company and a direct or indirect wholly-owned subsidiary of DST Systems, Inc. (“DST”), a Delaware corporation.
In consideration of the promises and mutual covenants contained herein and intending to be legally bound hereby, the parties agree as follows:
WHEREAS, pursuant to an Asset Purchase Agreement (the "Finix Transaction Agreement") dated April 21, 2011 among Finix Business Strategies, LLC, a Maryland limited liability company ("Finix"), the owners of Finix' outstanding membership interests, and Finix Professional Services, LLC, a Delaware limited liability company and a direct or indirect wholly-owned subsidiary of DST ("New Finix"), New Finix has acquired all of the assets of Finix (the "Finix Transaction");
WHEREAS, pursuant to an Asset Purchase Agreement (the "Finix Converge Transaction Agreement") dated April 21, 2011 among Finix Converge, LLC, a Maryland limited liability company ("Finix Converge"), the owners of Finix Converge's outstanding membership interests, and Converge Systems, LLC, a Delaware limited liability company and a direct or indirect wholly-owned subsidiary of DST ("New Converge"), New Converge has acquired all of Finix Converge's assets (the "Finix Converge Transaction"); and
WHEREAS, DST and the Company have continued the Finix and Finix Converge businesses and, as part of the Finix Transaction and the Finix Converge Transaction, Company has agreed that it will employ Employee under the terms and conditions of this Agreement.
1.    EMPLOYMENT.
1.1    Agreement Term. The Company agrees to employ Employee, and Employee agrees to be employed, under such terms and conditions as are provided herein through December 31, 2013 ("Agreement Term"), unless this Agreement is earlier terminated under Paragraph 3 of this Agreement.
1.2    Duties. Employee shall initially serve as the Company's President. He shall have the duties, authority and responsibilities as the Company or the Company entity for which he is employed may from time to time prescribe or request, except that such duties, authority and responsibilities shall remain at all times commensurate with those of an executive level position; Employee shall continue throughout his employment with DST to report directly to DST’s Chief Operating Officer or above; and Employee shall not be required to relocate his principal office to any location outside of the continental United States. Employee further agrees that while employed by any Company entity, he will devote substantially all of his working time and efforts to the business of the Company and its affiliates.
1.3    Employing Entity. Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company and of any subsidiary or affiliate of the Company to whose employ Employee may be transferred (the "Employing Entity"), without the necessity that this Agreement be re-executed at the time of such transfer, and this Agreement shall be deemed assigned to the Employing Entity, which shall assume all obligations hereunder.
2.    COMPENSATION AND BENEFITS.

2.1    Base Salary. The Company shall pay Employee as compensation for his services hereunder an annual base salary of Four Hundred Thousand Dollars ($400,000), subject to adjustment from time to time as agreed by the parties.
2.2    General Benefits. Employee shall participate in the benefit plans and programs generally available to all Company officers. At the commencement of his employment with the Company, Employee shall participate in the benefit programs attached to this Agreement as Exhibit D.  The benefit structure is subject to change from time to time as DST, the Company or the Compensation Committee or other appropriate committee of DST's Board (the "DST Compensation Committee" or the "Committee") determine. During his employment, Executive shall be entitled to reimbursement for ordinary and necessary business expenses in accordance with Company policies and procedures.
2.3    Incentive Program Benefits. Employee shall be eligible to participate in a DST annual incentive award program (“Program”) beginning on a pro rata basis for the 2011 performance year based on the number of days from March 1, 2011 through December 31, 2011.
Program participation is under such terms as are determined from time to time by the Compensation Committee.
Payment to Employee of an annual bonus (“Annual Incentive”) may depend on achievement of DST, Company or other goals as the DST Compensation Committee determines, including without limitation a combination of goals. Any payout upon goal achievement may consist of any combination of cash, deferred cash or other award components selected by the Committee.
Subject to the terms of the Program, Employee’s Threshold, Target and Maximum opportunity levels (if and to the extent applicable under the Program structure upon which Employee’s Annual Incentive is based) shall be the following percentages of annual base salary as of the beginning of each year:

Threshold	Target	Maximum
50%	100%	150%

Employee understands that the DST Board or the Committee may change, revoke or terminate a Program or Employee’s participation therein at any time; provided that, while the Program is in effect, Employee’s Threshold, Target and Maximum Annual Incentive percentages (if and to the extent applicable under the Program structure upon which Employee’s Annual Incentive is based) will not be reduced below the percentages shown above.
The terms of Employee’s participation in a Program are established by the DST Board or the Committee and not by this Agreement. The actual amount of any Annual Incentive earned will be based upon meeting specific corporate or business unit goals set in accordance with the Program.
2.4    Restricted Stock Unit Grants. In consideration of employment hereunder and for other good and valuable consideration, a grant of Two Thousand Four Hundred (2,400) time-vesting restricted stock units and Nine Thousand Six Hundred (9,600) performance-vesting restricted stock units under the DST Systems, Inc. 2005 Equity Incentive Plan will be proposed to the DST Compensation Committee at its first regularly scheduled meeting after the completion of the Finix Transaction and the Finix Converge Transaction, which meeting is expected to occur May 10, 2011. The Committee's grants will be subject to Paragraph 5 hereof and to execution of restricted stock unit award agreements containing the terms and conditions set forth in Exhibits A and B hereto.
2.5    Incentive Bonus. If Employee is employed by DST, the Company or any DST subsidiary as of the dates indicated below, then the Company shall pay Employee, on the next regularly scheduled payroll date following such date the lump sum amount indicated below. Such payments (in the aggregate, the "Total Incentive Bonus") shall be ordinary income reportable as compensation income on Employee's W-2 for the year of payment:
Date    Incentive Bonus Amount

December 1, 2012    Seven Hundred Eighty Thousand Dollars ($780,000)
December 1, 2013    Five Hundred and Twenty Five Thousand Dollars ($525,000)

If Employee's employment is terminated by the Employing Entity under Paragraph 3.3 (Without Cause by the Company), then Employee shall receive upon his termination the portion of the Total Incentive Bonus that is unpaid as of the date of termination of employment ("Unpaid Amount").
If Employee's employment is terminated as a result of "disability" as defined and determined by the DST Compensation Committee or if Employee dies, then Employee (or his estate or beneficiary, as may be appropriate) shall receive all of the Unpaid Amount.

Notwithstanding any other provision of this Agreement, the obligations in this Paragraph 2.5 to pay the Unpaid Amount shall not apply unless Employee executes a general release in favor of the Company and all DST subsidiaries, joint ventures and other affiliates, and the directors, officers, employees and agents thereof. If Employee's employment with an Employing Entity terminates for any reason other than as provided above in this Paragraph 2.5, then the Unpaid Amount shall not be owed.
3.    TERMINATION.
3.1    Death, Disability, and Voluntary Termination of Employment. Employee’s employment under this Agreement shall terminate upon his death, "disability" as defined and determined by the DST Compensation Committee, or voluntary termination of employment. Upon such termination, Employee (or his estate or beneficiary, as may be appropriate) shall be entitled to receive (i) an amount equal to all base salary earned and accrued to the date of termination of employment, to the extent theretofore unpaid; and (ii) any other benefits payable upon his termination of employment under any applicable employee benefit plan in which Employee participated at the date of his termination of employment. If the termination of employment is as a result of disability as defined and determined by the DST Compensation Committee or death, then Employee shall be entitled to all of the Unpaid Amount of the Incentive Bonus, as provided in Paragraph 2.5. Except as provided under this Agreement or under any applicable employee benefit plan, all other obligations of the Company under this Agreement shall terminate as of the date of Employee’s termination of employment.
3.2    For Cause by the Company. The Company may terminate this Agreement and Employee’s employment for cause immediately upon notice to Employee. For purposes of this Agreement, termination for “cause” shall mean termination based upon any one or more of the following:(a)    Any material breach of this Agreement by Employee which is not, or cannot be, cured (in each case in the reasonable judgment of the Company’s President or Board or the President, Chief Executive Officer or

Board of DST) within thirty (30) days after written notice of such breach to Employee and a reasonable opportunity for Employee to respond to any allegation of material breach of this Agreement by Employee;

(b)	Employee's dishonesty involving the Company or any DST affiliate which is harmful to any such entity or its reputation;

(c)
Gross negligence or willful misconduct in the performance of Employee’s duties as determined in the reasonable judgment of the Company’s President or Board or the President, Chief Executive Officer or Board of DST, following written notice to Employee and a reasonable opportunity for Employee to respond to any allegations of such gross negligence or willful misconduct;

(d)
Willful failure by Employee to follow reasonable instructions of the Company’s Board or any officer to whom Employee reports concerning the operations or business of the Company or any DST affiliate, as determined in the reasonable judgment of the Company’s President or Board or the President, Chief Executive Officer or Board of DST, following written notice to Employee and a reasonable opportunity for Employee to respond to any allegations of such willful failure;

(e)	Employee’s fraud or criminal activity; or

(f)	Embezzlement or misappropriation by Employee.
Notwithstanding Employee's reasonable opportunity to respond provided in clauses (a), (c), and (d) above, the final determination of whether a termination for cause has or will occur is the determination of the Company’s President or Board or the President, Chief Executive Officer or Board of DST.
3.3    Without Cause by the Company. The Company may terminate Employee’s employment under this Agreement at any time without cause by giving written Notice of Termination to Employee. If the Company terminates Employee’s employment without cause at any time during the Agreement Term (the "Period"), the Company shall have the obligations set forth in this Paragraph 3.3 and in Paragraph 2.5; provided, however, that notwithstanding any other provision of this Agreement, the obligations in such Paragraphs shall not apply unless Employee executes a general release in favor of the Company and all DST subsidiaries, joint ventures and other affiliates, and the directors, officers, employees and agents thereof.Within seventy-five (75) days after termination of employment without cause during the Period, the Company shall pay to Employee a lump sum amount equal to amount of base salary Employee would have received from the date of termination of employment through the last day of the Period had his employment continued through the end of the Period. For avoidance of doubt, neither termination of employment for disability nor assignment or deemed assignment of this Agreement to a DST subsidiary, joint venture or other affiliate shall be treated as a termination without cause. The Company's payment obligation under this Paragraph 3.3 shall not apply to any termination without cause on or after expiration of the Period. For purposes of Paragraph 2.5 and this Paragraph 3.3, cause shall have the meaning stated in Paragraph 3.2.
4.    NON-DISCLOSURE, INVENTION OWNERSHIP, NON-SOLICITATION AND NON-COMPETITION. Employee agrees to abide by the covenants and obligations set forth in Exhibit C. Such agreement is in consideration of the hiring of Employee, Employee's participation in the benefits and equity grants described in Paragraph 2, the Company's other obligations to Employee and Employee's other rights set forth in this Agreement, DST's obligations in all agreements related to the Finix Transaction and Finix Converge Transaction, including without limitation the Finix Transaction Agreement and the Finix Converge Transaction Agreement, and the payments received by Employee under each such agreement. Employee acknowledges and agrees that the consideration for the obligations in Exhibit C is full and adequate. Employee further acknowledges and agrees that if he violates the noncompetition and other obligations set forth in Exhibit C, then Company is not bound by its obligations herein, DST is not bound by its obligations in connection with the Finix Transaction and the Finix Converge Transaction, Employee shall forfeit any rights to payments of any kind, and Company and DST may have such other rights and remedies as are set forth in any relevant agreement or available by law. The provisions of this paragraph and Exhibit C shall survive Employee’s termination of employment and expiration or termination of this Agreement; provided, however, that the noncompetition and nonsolicitation periods shall be limited as described in Exhibit C.
5.    CODE PARAGRAPH 409A.
5.1    To extent that the Employee would otherwise be entitled to any payment or benefit under this Agreement or any plan or arrangement of the Company or its affiliates, that constitutes “deferred compensation” subject to Paragraph 409A of the Code (“Paragraph 409A”) and that if paid during the six months beginning on the date of Employee’s termination of employment would be subject to additional taxes and penalties under Paragraph 409A (“409A Penalties”) because the Employee is a “specified employee” (within the meaning of Paragraph 409A and as determined from time to time by the Compensation Committee of the Company), the payment will be paid to the Employee on the earliest of the six-month anniversary of the termination of employment, a change in ownership or effective control of the Company (within the meaning of Paragraph 409A) or the Employee’s death. In addition, any payment or benefit due upon a termination of employment that represents a “deferral of compensation” within the meaning of Paragraph 409A shall be paid or provided to the Employee only upon a “separation from service” as defined in Treas. Reg. 1.409A-1(h). To the extent applicable, each severance payment made under this Agreement shall be deemed to be separate payments, and amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Paragraph 409A to the extent provided in the exceptions in Treas. Reg. 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treas. Reg. 1.409A-1 through 1.409A-6.
5.2    Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Paragraph 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Employee incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
6.    NOTICES. All notices and other communications provided for herein that one party intends to give to the other party shall be in writing and shall be considered given when mailed or couriered, return receipt requested, or personally delivered, either to the party or at the addresses set forth below (or to such other address as a party shall designate by notice hereunder):

If to the Company:
DST Brokerage Solutions
c/o Steve Hooley, President of DST Systems, Inc.
333 W. 11th, 5th Floor
Kansas City, MO 64105

cc:
Randall D. Young
General Counsel
DST Systems, Inc.
333 W. 11th, 5th Floor
Kansas City, MO 64105

If to Employee:
Mike Abbaei
22 Merry Hill Court
Pikesville, MD 21208
7.    AMENDMENTS. This Agreement may be amended, modified or superseded only by a written instrument executed by both of the parties hereto.
8.    BINDING EFFECT. This Agreement shall inure to the benefit of and shall be binding upon the Company and Employee and on their respective heirs, executors, personal representatives, successors and permitted assigns.
9.    ASSIGNABILITY. This Agreement shall not be assigned, in whole or in part, by either party, without the prior written consent of the other party; provided, however, that this Agreement shall be deemed assigned, with no consent required, to any DST subsidiary, joint venture or affiliate to whose employ Employee may be transferred, which entity shall assume the obligations hereunder.
10.    GOVERNING LAW. This Agreement shall be governed by the laws of the State of Missouri without regard to its conflicts of law principles.
11.    ENTIRE AGREEMENT. This Agreement contains the entire Agreement between the parties relative to its subject matter, superseding all prior agreements or understandings of the parties relating hereto.
12.    WAIVER. Any term or provision of this Agreement may be waived in writing at any time by the party entitled to the benefit thereof. The failure of either party at any time to require performance of any provision of this Agreement shall not affect such party’s right at a later time to enforce such provision. No consent or waiver by either party to any default or to any breach of a condition or term in this Agreement shall be deemed or construed to be a consent or waiver to any other breach or default.
13.    INVALIDITY OF PORTION OF AGREEMENT. If any provision of this Agreement or the application thereof to either party shall be invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected thereby and shall be enforceable to the fullest extent of the law.

14.    SURVIVAL. The parties acknowledge and agree that their obligations under Paragraphs 2.5 and 3 through 13 of this Agreement survive the termination of this Agreement and continue after the termination of the employment relationship between Employee and any Employing Entity after termination of employment; provided, however, that for obligations set forth in any of such paragraphs that are limited to a specified period of the time, the limitations shall apply.
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

By: \s\ Mike Abbaei
Name: Mike Abbaei

DST Brokerage Solutions, LLC

By: \s\ Kenneth V. Hager
Kenneth V. Hager
Title: VP/Asst Secretary/Treasurer

EXHIBIT A

Finix and Finix Converge Transaction Grant

Summary of Restricted Stock Unit (“RSU”) Terms and Conditions – Time Based Vesting

Event	Restricted Stock Units Vesting
Time-Based Vesting
Vesting occurs in increments on the second Friday in March ("March Vest Date”) following the calendar anniversary dates of the grant as follows:
•    20% after first anniversary
•    30% after second anniversary
•    50% after third anniversary
Forfeiture can also occur for termination of employment, as described in the next row.

Voluntary Termination of Employment that is not:
•    in connection with a "Reduction in Force" or "Business Unit Divestiture" (each defined in the Award Agreement), or
•    a "Retirement" (see definition below).
•
No vesting of unvested RSUs upon termination. Forfeiture of unvested RSUs.
Disability (as defined in the Award Agreement) or Death	Full vesting of unvested RSUs upon the disability or death, regardless of whether goal achievement has been certified.
Reduction in Force or Business Unit Divestiture (each as defined in the Award Agreement)
Retirement: A voluntary termination of employment, or an involuntary termination of employment by the Company without cause, at age 59 ½ w/ at least 3 years of Company service.
(each of the above a "Pro Rata Vesting Event")

The tranche of RSUs that would be scheduled to vest on next March Vest Date will vest pro rata on the date of the Pro-Rata Vesting Event based on the number of months between the previous March Vest Date (or, for the first tranche, one year prior to the initial March Vest Date) and the date of the Pro Rata Vesting Event; provided, however, that if the Pro Rata Vesting Event is a Reduction in Force or Business Unit Divestiture, no vesting will occur unless the Grant Date was at least six months prior to the date of the Pro Rata Vesting Event. All future tranches (and the remaining portion of the tranche for the year of the Pro Rata Vesting Event) shall be forfeited.

Change in Control of DST (as defined in the 2005 Equity Incentive Plan)
No early vesting upon Change in Control; provided, however, that subsequent to the Change in Control, all unvested RSUs vest upon termination without cause (or, for certain executive officers, resignation for good reason).

The grant is:

•	non- transferable, except upon death by beneficiary designation approved by Committee

•
subject to the grantee’s acceptance of an award agreement, which shall contain non-compete, intellectual property protection, non-disclosure and non-solicitation provisions and remedies such as forfeiture for certain breaches of contract.

•	Company procedures may allow the grantee to have shares withheld for taxes on vested RSUs through timely and proper elections in compliance with tax laws.

•
Company procedures may allow the grantee, through timely and proper elections in compliance with tax laws, to delay issuance of shares to a selected date ("Issuance Date") or, upon Retirement, to annually receive shares in five annual installments.

•	Shares shall issue as soon as administratively practical after the vesting date or, if later, the Issuance Date.

•
The grantee has a right to dividend equivalents in the form of additional RSUs in the event the Company declares dividends. The additional RSUs are subject to forfeiture if the RSUs that are subject to this grant do not ultimately vest.

This is a summary only. The actual terms and conditions are governed by the award agreement, which controls in the event of a conflict or ambiguity.

EXHIBIT B

Finix and Finix Converge Transaction Grant

Summary of Restricted Stock Unit (“RSU”) Terms and Conditions – Performance Based Vesting

Event	Restricted Stock Units Vesting
Goal-Based Vesting
The vesting is performance-based, and the performance period is 2011-2015. Vesting can occur all at once on a vest date or on various vest dates over time, depending on the level of goal achievement.

A percentage of the RSUs vest following each year of the performance period if improvement over prior year DST earnings per share as determined by the Committee has occurred. The percentage of the aggregate number of RSUs vesting shall equal two times the percentage of increase over the previous year’s EPS, as defined in the appendix to the award agreement. Any amounts not vested by the date of the Compensation Committee’s meeting in 2016 will be forfeited.

The Compensation Committee of the DST Board will, at each February meeting following a performance year (“February Meeting”), consider whether improvement in EPS for purposes of the award occurred for the performance year. Any vesting will occur on the second Friday in March (“March Vest Date”) following the Committee’s certification of the level, if any, of improvement for the performance year.
Any RSUs not vested by the March Vest Date following the final year (2015) of the performance period are forfeited. Forfeiture can also occur for termination of employment, as described in the next row.

Voluntary Termination of Employment that is not:
•    in connection with a "Reduction in Force" or "Business Unit Divestiture" (each defined in the Award Agreement), or
•    a "Retirement" (see definition below).
No vesting of unvested RSUs upon termination. Forfeiture of unvested RSUs.
Disability (as defined in the Award Agreement) or Death	Full vesting of unvested RSUs upon the disability or death, regardless of whether goal achievement has been certified.
Retirement (a termination of employment on or after age 59½--either by the grantee voluntarily or by the Company as a termination without cause-- and following a minimum of three (3) years of employment)
or
Reduction in Force

The vesting determination shall be delayed until the February Meeting following the performance year in which the termination of employment occurred. RSUs that would have vested on the March Vest Date in such year shall vest pro rata. In other words, only a portion of the full number that would have vested for the performance year in which the termination occurred shall vest, depending on the number of months worked in the performance year. All remaining RSUs shall be forfeited.

Business Unit Divestiture ("BUD")
Pro rata vesting of all RSUs unvested as of the date of the BUD, based on the number of calendar months that have elapsed from the beginning of the performance period to the date of the BUD, but only if any level of goal achievement has occurred prior to the performance year in which the BUD occurred. If no level of goal achievement has occurred by the date of the BUD, the determination of whether pro rata vesting shall occur is to be delayed until the February Meeting following the year in which the BUD occurred, and pro-rata vesting can occur if there was goal achievement for such year. All remaining RSUs shall be forfeited.

Event	Restricted Stock Units Vesting
Change in Control of DST (as defined in the 2005 Equity Incentive Plan)
No early vesting upon Change in Control. Subsequent to the Change in Control, the unvested RSUs as of the date of the Change in Control vest in one third increments on each of the three anniversary dates of the Change in Control; provided, however, that all unvested RSUs vest upon termination without cause (or for certain executive officers a resignation for good reason). If a voluntary Retirement occurs subsequent to a Change in Control, then a pro rata portion of the number of RSUs that would have vested on the next Change in Control anniversary date shall vest. The pro rata amount shall be based on the number of months that have elapsed between the preceding anniversary date, of if none the Change in Control date, and the date of Retirement.

The grant is:

•	non- transferable, except upon death by beneficiary designation approved by Committee

•
subject to the grantee’s acceptance of an award agreement, which shall contain non-compete, intellectual property protection, non-disclosure and non-solicitation provisions and remedies such as forfeiture for certain breaches of contract (and for an executive officer if the Company's recoupment policy requires a clawback based on a restatement of DST’s financial statements).

•	Company procedures may allow the grantee to have shares withheld for taxes on vested RSUs through timely and proper elections in compliance with tax laws.

•
Company procedures may allow the grantee, through timely and proper elections in compliance with tax laws, to delay issuance of shares to a selected date ("Issuance Date") or, upon Retirement, to annually receive shares in five annual installments.

•	Shares shall issue as soon as administratively practical after the vesting date or, if later, the Issuance Date.

•
The grantee has a right to dividend equivalents in the form of additional RSUs in the event the Company declares dividends. The additional RSUs are subject to forfeiture if the RSUs that are subject to this grant do not ultimately vest.

This is a summary only. The actual terms and conditions are governed by the award agreement, which controls in the event of a conflict or ambiguity.

EXHIBIT C

NONDISCLOSURE, INVENTION ASSIGNMENT
AND OWNERSHIP, NONCOMPETITION AND
NONSOLICITATION OBLIGATIONS

PREAMBLE

WHEREAS, Employee is subject to the following obligations as a result of the consideration recited in Paragraph 4 of the Employment Agreement to which this Exhibit is attached; and
WHEREAS, from time to time, Employee may enter into an agreement that may contain one or more obligations protective of DST Systems, Inc. ("DST"), DST Brokerage Solutions, LLC ("DSTBS"), Finix Professional Services, LLC ("New Finix"), Converge Systems, LLC ("New Converge"), and/or their respective affiliates (collectively for purposes of this Exhibit C, "the Company") and that is similar to, but more or less restrictive than, an obligation set forth in this Exhibit ("Competing Obligation").
By executing the Employment Agreement, Employee agrees to each of the following obligations, and further agrees that if any Competing Obligation applies, he shall be bound by the obligation (whether in this Exhibit or in a separate agreement) that is the most protective to the Company.
1.1    Ownership and Confidentiality of Proprietary Information.
1.1.1    Definition of Proprietary Information. All information and know how, whether or not in writing or other tangible or electronic form, concerning the business or financial affairs of the Company (which, as a reminder, includes DST, DSTBS, New Finix, New Converge and various other entities and their affiliates as stated in the Preamble to this Exhibit), including but not limited to all (i) inventions, discoveries, improvements and trade secrets, (ii) products and services and all plans, service levels, specifications and concepts for products and services, (iii) business plans, business and systems processes, methods, techniques, specifications and formulas, (iv) research and development projects and data, (v) financial and marketing data and information, (vi) information about customers and prospective customers, including contractual terms, customer specifications and the identity of and relationships with customer employees, (vii) names and other data relating to Company employees, consultants, suppliers and prospective employees, consultants and suppliers, (viii) computer data, reports, computer programs, source codes, object codes, manuals, tapes, listings, specifications, test results, programming sequences, application programming interfaces, screen designs and formats and user interfaces, algorithms, flow charts, program formats, user documentation and operating processes, (ix) trade names, copyrights and other intellectual property rights, and (x) tangible and intangible property and other assets owned by Finix Business Strategies, LLC ("Finix") or Finix Converge, LLC ("Finix Converge") prior to and at the time of the Finix Transaction and the Finix Converge Transaction and thereafter, in each case whether developed or invented by Employee or others and whether patentable, copyrightable or not, shall be “Proprietary Information.”
1.1.2    Ownership of Proprietary Information. All Proprietary Information and all files, databases, letters, memoranda, reports, records, data, sketches, drawings, research notebooks, program listings or other written, photographic or other material containing Proprietary Information, whether created by Employee or others, and whether in tangible, intangible, written or electronic form, shall be and are the exclusive property of the Company to be used by Employee only in the performance of Employee’s duties for the Company. All Proprietary Information and all records or copies thereof and all tangible property of the Company in the custody or possession of Employee shall be delivered to the Company upon the earlier of (i) a request by the Company or (ii) the termination of Employee’s employment.
1.1.3    Nondisclosure. Employee shall not, either during or after Employee’s employment by the Company, disclose any Proprietary Information to others outside the Company, or use the same for any purpose without prior written approval by the President or Chief Executive Officer of DST Systems, Inc. other than to discharge Employee’s duties of such employment, unless and to the extent that any Proprietary Information becomes generally known to and available for use by the public other than as a result of the Employee’s acts or omissions or that any Proprietary Information is required to be disclosed by valid court order and Employee has given the Company prompt notice of the order in advance of the disclosure.
1.2    Invention Non-Disclosure and Ownership.
1.2.1    Disclosure of Developments to the Company. Employee shall make full and prompt disclosure to the Company of all inventions, designs, processes, improvements, discoveries, methods, computer hardware and software and other works of authorship, whether or not fully integrated, debugged or documented and whether patentable, copyrightable or not, which are created, made, conceived or reduced to practice by Employee or under Employee’s direction or jointly with others during Employee’s employment by the Company and related in any way to the business of the Company, whether or not during normal working hours or on the premises of the Company during Employee’s employment by the Company (all of which are collectively referred to as “Developments”). In addition to and without limiting the foregoing, the term “Developments” shall also include all inventions, designs, processes, improvements, discoveries, methods, computer hardware and software and other works of authorship, whether or not fully integrated, debugged or documented and whether patentable, copyrightable or not, which were created, made, conceived or reduced to practice by Employee or under Employee’s direction or jointly with others during Employee’s employment by Finix or Finix Converge (or during Employee’s ownership of any interest in Finix or Finix Converge or any of their respective affiliates), whether or not during normal working hours or on the premises of Finix, Finix Converge, or any of their respective affiliates. All of the Developments shall be deemed to be Proprietary Information.
1.2.2    Assignment of Developments. All Developments will be the property of the Company, and to the extent necessary Employee hereby assigns to the Company (or any person or entity designated by the Company) all Employee’s right, title and interest in and to all such Developments and all related trademarks, patents, patent applications, copyrights and copyright applications. In the event this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an agreement to assign certain classes of inventions made by an employee (“Non-Assignable Inventions”), this Paragraph 1.2.2 shall not apply to any Non-Assignable Invention which, pursuant to a final binding enforceable order of a court of competent jurisdiction, or pursuant to an agreement of the Company, falls within such classes. However, with respect to any Non-Assignable Invention, Employee hereby grants to the Company a worldwide, perpetual, royalty-free, non-exclusive license to make, use and sub-license such Non-Assignable Invention, and to create derivative works therefrom, in connection with the conduct of the Company’s business.
1.2.3    Further Assurances. Employee agrees to cooperate fully with the Company, both during and after Employee’s employment with the Company, with respect to the procurement, maintenance and enforcement of trademarks, copyrights and patents (in the United States and foreign countries) relating to Developments. Employee agrees to sign all papers, including, without limitation, trademark applications, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development.
1.3    The Company’s Right to Notify Subsequent Employers. The Company may do all necessary things, and take all necessary action, in the Company’s discretion, to protect its rights under this Agreement, including without limitation notifying any subsequent employer, partner or business associate of Employee of the existence of (and furnishing to any such person) the provisions of this Exhibit C.
1.4    Other Agreements. Employee hereby represents that Employee's employment with the Company will not breach the terms of any agreement with any previous employer or other third party including without limitation any requirement to refrain from directly or indirectly competing with the business or soliciting the customers of such previous employer or any other party. Employee further represents that Employee’s performance as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Employee in confidence or in trust prior to Employee’s employment with the Company. Employee agrees not to disclose to the Company or induce the Company to use any confidential proprietary information or material belonging to any previous employers or others.
1.5    Non-Solicitation and Non-Competition.
1.5.1    Employee covenants and agrees that during the "Restrictive Period" (as defined below) Employee will not directly or indirectly:

(a)
employ or seek to employ any person employed at that time by the Company (which, as a reminder, includes DST, DSTBS, New Finix, New Converge and various other entities and their affiliates as stated in the Preamble to this Exhibit) or otherwise encourage or entice any such person to leave such employment;

(b)	become employed by, enter into a consulting arrangement with or otherwise agree to perform personal services for a Competitor (as defined below);

(c)	acquire an ownership interest in a Competitor, other than not more than a two percent (2%) equity interest in a publicly-traded Competitor; or

(d)
solicit any customers or potential customers or vendors or potential vendors of the Company (which, as a reminder, includes DST, DSTBS, New Finix, New Converge, and various other entities and their affiliates as stated in the Preamble to this Exhibit) on behalf of or for the benefit of a Competitor.

Notwithstanding clause (b) above, Employee may become employed during the Restrictive Period by a financial brokerage firm, or by a financial services firm that is not a Competitor, if the position does not, and will not, involve or provide insight into responsibilities, sales, functions, policy-making, strategy, oversight or management pertaining to goods or services that are the same or similar to (or may be used as a substitute for) the DSTBS Services or any Other DST Services.

1.5.2    "Restrictive Period" means the period of Employee’s employment with the Company (which as a reminder includes DST, DSTBS, New Finix, New Converge and various other entities and their affiliates as stated in the Preamble to this Exhibit) plus a period that expires on the later of a) the fifth calendar anniversary of the closing of the Finix Transaction and the Finix Converge Transaction, or b) the second calendar anniversary of the termination of employment.
1.5.3    “Competitor” means, unless the President or Chief Executive Officer of DST Systems, Inc. determines otherwise (which modification may only be for the benefit of Employee by making these restrictive covenants less restrictive), any person, entity or organization that sells goods or services in the "geographic area" (as defined in subparagraph 1.5.4 below), which goods or services are (i) directly or indirectly related to "DSTBS Services" (as defined in subparagraph 1.5.5 below); or (ii) the same or similar to (or may be used as a substitute for) any "Other DST Services" (as defined in subparagraph 1.5.6 below).
1.5.4    The “geographic area” referred to in this Exhibit C shall mean the United States and any other country in which any Company entity has, at the termination of Employee's employment, offices or operations which accounted for one percent (1%) or more of its annual revenues during the period of employment.
1.5.5.     "DSTBS Services" mean any offerings related to any aspect of the businesses, services or products of DSTBS, New Finix, or New Converge, including without limitation:

(a)
Providing to businesses and persons in the financial services or technology industries any form or type of business consulting or advising, including without limitation consulting or services pertaining to strategic planning, implementation of plans, technology, mergers and acquisitions, operations, functional improvements, project management, budgeting, due diligence, and best practices;

(b)	Providing software, platforms and advice pertaining to web-based information sharing or interactions, including without limitation social media solutions and social-enabled web presences; and

(c)
Providing to brokers, dealers, financial advisors or intermediaries and other businesses and persons in the financial services or technology industries any form or type of administrative or middle- or back-office services including without limitation recordkeeping; subaccounting; information processing; product or service distribution or distribution support; transaction processing; conversions of technology, accounts, or business; and business process management.

1.5.6.    "Other DST Services" means any offerings related to any services or products of the Company (which, as a reminder, includes various entities and their affiliates as stated in the Preamble to this Exhibit) that were offered or sold by the Company in the geographic area at the time of or within the twelve months preceding Employee’s termination of employment.
1.6    Security Clearances. The Company may obtain contracts with the United States of America or agencies or instrumentalities thereof or other governmental agencies or business firms under the terms of which the Company and its employees will be required to comply with certain security regulations imposed by the United States Government or an agency thereof or other governmental agencies or business firms. In the event the Company obtains any such contracts and if under the terms of such contracts it is necessary for Employee to obtain security clearances and abide by certain security regulations, Employee agrees to promptly and diligently apply for any necessary security clearances, comply with any and all such regulations, and make every reasonable effort to maintain Employee’s continued qualifications for all security clearances appropriate or necessary to the performance of duties properly assigned to Employee pursuant hereto.
1.7    Remedies. Employee agrees that the restrictions contained in this Exhibit C are necessary for protection of the business of the Company and that unauthorized disclosure of any Proprietary Information or other violation of this Exhibit C would cause irreparable injury to the Company not adequately remediable in damages. Employee agrees that any breach of his obligations under this Exhibit B shall, in addition to any other relief to which the Company may be entitled, entitle the Company to temporary, preliminary and final injunctive relief against further breach of such obligations, without the posting of any bond. The existence of any claim or cause of action on the part of Employee against the Company, its successors or assigns, whether arising under an agreement between Employee and the Company or otherwise, shall in no way constitute a defense to the enforcement of these provisions. The Restrictive Period shall be extended in an amount which equals the time period during which Employee is in violation of any of the provisions hereof.

EXHIBIT D

GENERAL BENEFITS

401k and Profit Sharing	Disability	Life	Health/Dental	PTO or Vacation/ Sick Day
Participate in P/S – historic 4% company contribution – 3% matching 401/K contribution
Participate in Group LTD – 2/3 of base salary up to $20K per month
Eligible for officer LTD – individual policy which generally provides additional amount to provide approx. 2/3 of base plus incentive at 1x
Taxable fringe
		Participate in officer life – current program would be $600,000 face value individual policy – premium taxable benefit	Covered under DST medical/dental/vision – UHC – medical Delta Dental – Dental VSP – Vision - voluntary	4 weeks vac 2012 Prorate vac 2011 40 hours sick 5/1/11